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                                                                      EXHIBIT 12

                               ROCK-TENN COMPANY

              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

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
                                                              YEARS ENDED SEPTEMBER 30,
                                                   -----------------------------------------------
                                                    1992      1993      1994      1995      1996
                                                   -------   -------   -------   -------   -------
Fixed Charges:
  Interest expense...............................  $ 3,721   $ 3,917   $ 2,736   $ 8,122   $10,772
  Amortization of debt issuance costs............       56        75        91       265       206
  Portion of rent expense representative of
     interest....................................    1,304     1,216     1,035     1,443     2,316
                                                   -------   -------   -------   -------   -------
  Fixed Charges..................................  $ 5,081   $ 5,208   $ 3,862   $ 9,830   $13,294
                                                   =======   =======   =======   =======   =======

Earnings:
  Pretax income from continuing operations.......  $55,729   $41,470   $60,978   $67,922   $82,469
  Fixed charges..................................    5,081     5,208     3,862     9,830    13,294
                                                   -------   -------   -------   -------   -------
  Earnings.......................................  $60,810   $46,678   $64,840   $77,752   $95,763
                                                   =======   =======   =======   =======   =======
Ratio of Earnings to Fixed Charges...............    11.97      8.96     16.79      7.91      7.20
                                                   =======   =======   =======   =======   =======
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